 Exhibit 5.1
Nokia Corporation
P.O. Box 226
FIN-00045 NOKIA GROUP
FINLAND

March 21, 2019

Ladies and Gentlemen,

I am Vice President, Corporate Legal of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (the “Company”), and, as such, I have acted on behalf of the Company in connection with the 2015 Performance Shares Liquidity Agreement (the “Agreement”), which sets the terms and conditions of a liquidity mechanism ensuring the liquidity of certain Alcatel Lucent performance shares (the “Awards”) previously granted under a certain Alcatel Lucent July 29, 2015 Performance Share Plan.  Pursuant to the Agreement, holders of the Awards are entitled to receive shares of the Company (each, a “Share”) in exchange for the Awards. In that regard, the Company is filing a registration statement on Form S-8 to register Shares of the Company issuable to applicable employees in the United States and Canada who are holders of the Awards. American Depository Shares (the “ADSs”), each representing one Share, are listed on the New York Stock Exchange.

In connection with the opinions expressed below, I or lawyers under my supervision have examined such documents:

(i)	2015 Performance Shares Liquidity Agreement, including the terms and conditions of the Alcatel Lucent July 29, 2015 Performance Share Plan;

(ii)
a signed copy of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Agreement, which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof;

(iii)	the Articles of Association of the Company; and

(iv)	originals, or copies certified or otherwise identified to my satisfaction, of such documents, as I have deemed necessary and appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares to be issued upon settlement of the Awards in connection with the Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. I am a lawyer admitted to practice in Finland and I am not admitted in, do not hold myself as being an expert on, and do not express any opinion on the law of any jurisdiction other than the laws of the Republic of Finland.

Very truly yours,

/s/ Esa Niinimäki

Esa Niinimäki
Vice President, Corporate Legal